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                                                                   EXHIBIT 10.50

                     FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

      This First Amendment (the "Amendment") to the Employment Agreement (the "Agreement") entered into on June 1, 1996, by and between United Dental Care, Inc., a Delaware corporation ("UDC"), and Peter R. Barnett, DMD, an individual ("Employee"), is dated as of the 10th day of March, 1998.

      The Agreement is attached hereto as Exhibit A. Pursuant to Section 12(f) of the Agreement, UDC and Employee agree to amend, and hereby amend, the Agreement as follows:

      1. The first sentence of Section 5 of the agreement is deleted in its entirety and replaced with the following revised first sentence:

      "The term of this Agreement shall be from the date of this Agreement to the later of (i) October 1, 1998, or (ii) ninety (90) days after the Effective Time (as defined in the Agrement and Plan of Merger (the "Merger Agreement") dated as of March 10, 1998, by and among Protective Life Corporation, a Delaware corporation ("Protective"), PLC Merger Subsidiary Corporation, a Delaware corporation and UDC). However, if the Merger Agreement terminates as provided therein without a Closing (as defined in the Merger Agreement), then this Agreement shall terminate ninety (90) days after the Merger Agreement so terminates."

      2. In the first sentence of Section 9 of the Agreement, the following words are deleted:


            "...the event that UDC elects to terminate this Agreement pursuant to Section 5 or in..."

      3. In the first sentence of Section 9 of the Agreement, the following words are deleted:

            "...without the notice required under Section 5 or..."

      4. The fourth sentence of Section 11(a) shall be deleted in its entirety and replaced with the following revised fourth sentence:

            "...Employee therefore agrees that so long as he is employed by UDC and for the period of time (if any) (i) Employee is receiving from UDC a salary under Section 6(a) of this Agreement due to Employee's disability, (ii) the time granted under Section 9 to Employee to exercise stock options if options are exercised, or (iii) such time as UDC is loaning money or has a loan outstanding to Employee, unless Employee first secures the written consent of UDC,


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            Employee will not directly or indirectly invest, engage or participate in or become employed by any entity in direct or indirect competition with UDC's business (which shall include the ownership and/or operation of managed dental plans) anywhere in the United States, or contract to do so."

      5. In subsection (b) of Section 11 of the Agreement, all references to "Section 10(a)" are deleted and replaced with the phrase
            "Section 11(a)."

      6. For a period of one (1) year from the termination of Employee's employment with UDC, Employee shall not attempt, either directly or indirectly, on his own behalf or on behalf of anyone else, to employ, divert or otherwise solicit for employment, or attempt to employ, divert or otherwise solicit for employment, any employee of OraCare Professional Associates, P.A., a New Jersey professional association.

      7. Except as modified by this Amendment, the Agreement shall remain in full force and effect.

      IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the 10th day of March, 1998.


                                             United Dental Care, Inc.



                                             By: /s/ William H. Wilcox
                                                --------------------------------
                                                 William H. Wilcox
                                                 Chief Executive Officer


                                             EMPLOYEE


                                              /s/ Peter R. Barnett
                                             -----------------------------------
                                             Peter R. Barnett, DMD